News Release	The Procter & Gamble Company One P&G Plaza Cincinnati, OH 45202

FOR IMMEDIATE RELEASE

ROBERT A. McDONALD ELECTED CHAIRMAN OF P&G BOARD OF DIRECTORS

A.G. Lafley “Retiring with Confidence” after 32 Years

CINCINNATI, Dec. 8, 2009 – The Procter & Gamble Company (NYSE:PG) Board of Directors today announced the following organizational changes:

·	A.G. Lafley, (62), chairman of the board, will retire from the Company effective February 25, 2010. He will step out of his role as chairman on January 1, 2010.
·	Robert A. McDonald, (56), currently president and chief executive officer, has been elected chairman of the board, in addition to his other responsibilities, effective January 1, 2010.

Since becoming president and chief executive officer in June 2000, A.G. Lafley has refocused P&G on consumer-driven innovation and consistent, reliable sustainable growth.  The Company has more than doubled sales since the beginning of the decade, and has grown its portfolio of billion-dollar brands – brands that generate at least $1 billion in annual sales – from 10 to 22.  On average, annual organic sales have grown 5%, core earnings-per-share have grown 12% a year, and free cash flow productivity has been 112% a year since 2001.  The Company’s market capitalization has more than doubled – making P&G one of the five most valuable companies in the U.S. and among the 10 most valuable companies in the world.

Lafley was succeeded as chief executive officer by Robert A. McDonald on July 1, 2009.  He has continued to serve as chairman of the board to support the management transition, a practice that P&G has followed during multiple management changes over decades.

“I am retiring with confidence in Bob McDonald and his team,” Lafley said.  “Our strategies and plans are working; the Company delivered a strong July – September quarter and we expect sequential improvement over the balance of the fiscal year.  P&G is innovating across the business, investing in near-and longer-term growth, and maintaining rigorous cash and cost discipline.  This is the right time to complete our management transition.”

“The Board is confident that now is the right time for Bob McDonald to serve as both chairman and chief executive officer,” said Jim McNerney, presiding director of P&G’s Board.  “We are also grateful for the extraordinary leadership and commitment that A.G. has provided for the past nine years as CEO and also for the invaluable contribution he’s made during this management succession, which has been nothing short of exemplary.“

“A.G. has worked side-by-side with me and our leadership team before and since I became CEO,” McDonald said.  “He has been one of the greatest Chairmen and CEOs in P&G history.  He cannot be replaced but I am honored to succeed him.”

About Procter & Gamble
Four billion times a day, P&G brands touch the lives of people around the world. The company has one of the strongest portfolios of trusted, quality, leadership brands, including Pampers®, Tide®, Ariel®, Always®, Whisper®, Pantene®, Mach3®, Bounty®, Dawn®, Gain®, Pringles®, Charmin®, Downy®, Lenor®, Iams®, Crest®, Oral-B®, Duracell®, Olay®, Head & Shoulders®, Wella®, Gillette®, Braun® and Fusion®. The P&G community includes approximately 135,000 employees working in about 80 countries worldwide. Please visit http://www.pg.com for the latest news and in-depth information about P&G and its brands.

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P&G Media Contact:
Paul Fox, +1.513.983.3465
fox.pd@pg.com